EXHIBIT 5.1

PERKINS COIE LLP

1201 THIRD AVENUE, SUITE 4800
SEATTLE, WA 98101-3099
PHONE: 206 583-8888
FAX: 206 583-8500
www.perkinscoie.com

September 9, 2002

Getty Images, Inc.
601 N. 34th Street
Seattle, Washington 98103

Re:	Registration Statement on Form S-8 of Shares of Common Stock,
par value $.01 per share, of Getty Images, Inc.

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission with respect to up to 291,814 shares of common stock, par value $.01 per share, which may be issued pursuant to the Getty Images, Inc. Amended and Restated 1998 Stock Incentive Plan (the “Plan”).

We have examined the Registration Statement and such documents and records of Getty Images, Inc. as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any original issuance shares that may be issued pursuant to the Plan have been duly authorized and that, upon the due execution by Getty Images, Inc. of any certificates representing the shares, the registration by its registrar of such shares and the sale thereof by Getty Images, Inc. in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, such shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

Perkins Coie LLP